UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            December 21, 2018

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 7.01               Regulation FD Disclosure.
On December 21, 2018, Ebix announced that its shareholders had approved by a wide margin an increase in the Company’s Authorized shares to 220 million from 120 million. Approval for the increase in authorized shares was required to provide a sufficient number of authorized shares to effectuate a split of Ebix’s common stock approved by the Company’s Board of Directors. Also, announced was its intentions to still implement a split of its common stock, in light of the decline in Ebix’s share price since the end of September, the Company has elected to delay such action until its share price has rebounded to a level where a stock split would result in a higher post-split share price. Additionally, the Company may consider implementing an alternative stock split ratio, such as two-, three- or four-for one, depending on the prevailing share price, market conditions and other factors.

Ebix also issued an update on its Share repurchase plan while declaring that since October 1, 2018, the Company has repurchased 966,773 shares of its outstanding common stock for an aggregate amount of $47.4 million. Based on these repurchases as of today, Ebix expects its diluted share count for Q1 2019 to be approximately 30.65 million.

On December 21, 2018, the Company issued a press release announcing the details regarding an update on it's share repurchases and plans for a proposed stock split. A copy of this press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01               Financial Statements and Exhibits.
Exhibits
99.1         Press release, dated December 21, 2018, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: December 26, 2018